Exhibit 4.4

AMENDMENT NO. 1 TO WARRANT AGREEMENT

AMENDMENT NO. 1 (“Amendment”), dated as of June 24, 2012, to Warrant Agreement (“Warrant Agreement”) made as of June 21, 2011 between SAExploration Holdings, Inc. (formerly known as Trio Merger Corp.), a Delaware corporation, with offices at 3333 8th St. SE, 3rd Fl., Calgary, Alberta T2G 3A4 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Warrant Agreement.

WHEREAS, the Company has entered into an Agreement and Plan of Reorganization, dated as of December 10, 2012, as amended (“Merger Agreement”), with Trio Merger Sub, Inc. (“Merger Sub”), SAExploration Holdings, Inc. (“SAE”) and CLCH, LLC, pursuant to which SAE will merge with and into Merger Sub, with SAE surviving as a wholly owned subsidiary of the Company; and

WHEREAS, pursuant to the Merger Agreement, the Company agreed to amend the Warrant Agreement to (a) increase the exercise price of the Warrants from $7.50 to $12.00 per share of Common Stock and (b) increase the redemption price of the Warrants from $12.50 to $15.00 per share of Common Stock; and

WHEREAS, the Company desires that the Warrant Agreement be so amended and, on December 10, 2012, a majority of the then outstanding warrants consented to the amendments;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Amendment to Warrant Agreement. The parties agree that the Warrant Agreement is hereby immediately amended as follows:

(a)	The reference to “$7.50” in Section 3.1 of the Warrant Agreement is replaced with “$12.00”.

(b)	The reference to “$12.50” in Section 6.1 of the Warrant Agreement is replaced with “$15.00”.

2. Miscellaneous.

2.1 Governing Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 of the Warrant Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

2.2 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3 Entire Agreement. This Amendment and the Warrant Agreement set forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, the provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect. This Amendment may be executed in counterparts.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Name:	Brian Beatty
Title:	President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margaret Villani
Name:	Margaret Villani
Title:	Vice President